EXHIBIT  4.3

                     NONEMPLOYEE DIRECTOR STOCK OPTION PLAN
                                       OF
                    CHARTER COMMUNICATIONS INTERATIONAL, INC.

                           (Effective January 1, 1996)

1.     PURPOSE  OF  THE  PLAN.

     This Nonemployee Director Stock Option Plan (the "Plan") is intended as an incentive to retain as independent directors on the Board of Directors of Charter Communications International, Inc. (the "Company"), persons of training, experience and ability, to attract new directors whose services are considered unusually valuable, to encourage the sense of proprietorship of such persons, and to stimulate the active interest of such persons in the development and financial success of the Company. It is further intended that the options issued pursuant to this Plan not qualify as incentive stock options within the
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meaning  of  Section  422  of  the  Internal  Revenue Code of 1986 (the "Code").

2.     SHAREHOLDER  APPROVAL.

     All Options granted under this Plan are subject to, and may not be exercised before, the approval of the Plan by the affirmative votes of the holders of a majority of the outstanding shares of the Company entitled to vote thereon; and, further provided, that if such shareholder approval is not
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forthcoming  within  one  year of the date of adoption of this Plan, all Options previously  granted  shall  be  void.

3.     DESIGNATION  OF  PARTICIPANTS;  GRANT  OF  OPTIONS.

     Each Director of the Company ("Director") who is not otherwise an employee of the Company or of any Parent or Subsidiary ("Optionees") shall be granted Options as described hereunder. Provided there are then sufficient shares of Stock available for grant hereunder, each Optionee shall automatically be granted Options to purchase 100,000 shares (subject to adjustment as provided in Paragraph 9) of the Company's common stock, $.00001 par value per share
("Stock") on the date the Director becomes a Director of the Company. Such grants shall vest in equal installments on each of four anniversaries of the grant date thereof if the Optionee has served as director of the Company for the entire preceding fiscal year.

4.     STOCK  RESERVED  FOR  THE  PLAN.

     Subject to adjustment as provided in Paragraph 9 hereof, a total of 500,000 shares of Common Stock, par value $.00001 per share ("Stock"), of the Company shall be subject to the Plan. The shares of Stock subject to the Plan shall consist of unissued shares or previously issued shares reacquired and held by the Company, or any Parent or Subsidiary of the Company, and such amount of shares shall be and is hereby reserved for sale for such purpose. Any of such shares which may remain unsold and which are not subject to outstanding Options at the termination of the Plan shall cease to be reserved for the purpose of the Plan, but until termination of the Plan the Company shall at all times reserve a sufficient number of shares to meet the requirements of the Plan. Should any Option expire or be cancelled prior to its exercise in full, the shares theretofore subject to such Option, to the extent it had not been exercised, may again be subjected to an Option under the Plan.

5.     OPTION  PRICE.

     (a) The purchase price of each share of Stock subject to an Option under this Plan shall be 100% of the fair market value of such share on the date the Option is granted.

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     (b)     The  fair  market  value  of  a share on a particular date shall be deemed to be (i) in the event the Stock is listed on the New York Stock Exchange, the mean between the highest and lowest sales prices per share of the Stock on the New York Stock Exchange (Composite Tape) on the date, or, if there shall have been no sale on that date, on the last preceding date on which such a sale or sales were so reported (the "Sale Date"), or (ii) if the Stock is traded in the over-the-counter market, the mean between the highest closing bid and lowest closing asked price for the Stock as reported by the National Association of Securities Dealers NASDAQ System on the Sale Date, or if not reported by such System the mean between the closing bid and asked price on the Sale Date as quoted by such quotation source as shall be designated by the Committee.

6.     OPTION  PERIOD.

     Options granted under this Plan shall terminate and be of no force and effect with respect to any shares not previously taken up by the Optionee upon the earliest to occur of the following: (a) the expiration of ten (10) years from the date of grant of each Option; (b) one year after the Optionee ceases to be a Director by reason of death or disability of the Optionee; or (c) three months after the Optionee ceases to be a Director for any reason other than death or disability.

7.     EXERCISE  OF  OPTIONS.

     (a) The Options granted hereunder shall not be exercisable by the Optionee until the completion of one (1) year of service as a Director following the date of grant of such Option. Once available for purchase in accordance with the foregoing, unpurchased shares shall remain subject to purchase until the Option terminates in accordance with Paragraph 6 hereof.

     (b) Options may be exercised solely by the Optionee during his lifetime or, after his death, by the person or persons entitled thereto under his will or the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder.

     (c) In the event of cessation of service as a Director for any reason other than death or disability, Options may be exercised only with respect to the number of shares vested and purchasable at the time of such cessation.

     (d) In the event of the death or disability of an Optionee while in service as a Director, and while Options granted hereunder to such Optionee are still in force and unexpired under the terms of Paragraph 6 hereof, any unvested installments of the Options shall be accelerated. Such acceleration shall be effective as of the date of such Optionee?s death or disability. The Options outstanding in the name of a deceased Optionee shall thereupon be exercisable in full without regard to any installment vesting provisions.

     (e) The purchase price of the shares as to which an option is exercised shall be paid in full at the time of the exercises. Such purchase price shall be payable in cash, or at the option of the holder of such Option, in Stock theretofore owned by such holder (or any combination of cash and such Stock). For purposes of determining the amount, if any, of the purchase price satisfied by payment in Stock, such Stock shall be valued at its fair market value on the date of exercise in accordance with subparagraph (b) of Paragraph 5. Any Stock delivered in satisfaction of all or a portion of the purchase price shall be appropriately endorsed for transfer and assignment to the Company. No holder of an Option shall be, or have any of the rights or privileges of, a shareholder of the Company in respect of any shares purchasable upon the exercise of any part of an option unless and until certificates representing such shares shall have been issued by the Company to such holders.

8.     ASSIGNABILITY.

     No Option shall be assignable or otherwise transferable except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder.

9.     CAPITAL  CHANGE  OF  THE  COMPANY;  CERTAIN  CORPORATE  TRANSACTIONS.

     (a) The existence of this Plan and Options granted hereunder shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Company's Stock or the rights thereof, or the dissolution or liquidation or the Company, or any sale or transfer of all or any part or its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

     (b) The shares with respect to which Options may be granted hereunder are shares of the Stock of the Company as presently constituted. If, and whenever, prior to the delivery by the Company of all of the shares of the Stock which are subject to Options granted hereunder, the Company shall effect a subdivision or consolidation or shares or other capital readjustment, the payment of a stock dividend, a stock split, combination of shares or recapitalization or other increase or reduction or the number of shares or the Stock outstanding without receiving compensation therefor in money, services or property, the number of shares of Stock available under the Plan and the number of shares of Stock with respect to which Options granted hereunder may thereafter be exercised shall (i) in the event of an increase in the number of outstanding shares, be proportionately increased and the cash consideration payable per share shall be proportionately reduced; and (ii) in the event of a reduction in the number of outstanding shares, be proportionately reduced, and the cash consideration payable per share shall be proportionately increased.

     (c) If the Company is reorganized, or merged or consolidated or party to a plan of exchange with another corporation pursuant to which reorganization, merger, consolidation, or plan of exchange, stockholders of the Company receive any shares of Stock or other securities or if the Company shall distribute ("Spin Off") securities of another corporation or entity to its shareholders, there shall be substituted for the shares subject to the unexercised portions of outstanding Options an appropriate number of shares of (i) each class of stock or other securities which were distributed to the shareholders of the Company in respect of such shares in the case of a reorganization, merger, consolidation, or plan of exchange, or (ii) in the case of a Spin Off, the securities distributed to shareholders of the Company together with shares of Stock; provided, however, that all such Options may be cancelled by the Company as of the effective date of (x) a reorganization, merger, consolidation, plan of exchange or Spin Off or (v) any dissolution or liquidation of the Company, by giving notice to each holder thereof or his personal representative of its intention to do so and by permitting the purchase for a period of approximately thirty days during the sixty days next preceding such effective date of all of the shares subject to such outstanding Options, without regard to the installment provisions set forth in the option agreement.

     (d) Except as hereinbefore expressly provided, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock or any class, or cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Options granted hereunder.

10.     TAXES.

     The Company may make such provisions as it may deem appropriate for the withholding of any taxes which it determines is required in connection with any Options granted under the Plan.

11.     EFFECTIVE  DATE  OF  PLAN.

     The Plan shall be effective as of January 1, 1996. This Plan and any options granted pursuant hereto shall be subject to the approval of the stockholders of the Company in accordance with the provisions of Rule 16b-3 and the applicable rules and regulations of the National Securities Dealers Association, Inc., or any national exchange which are applicable to the Stock of the Company.

12.     AMENDMENTS  OR  TERMINATION.

     The Board of Directors may amend, alter or discontinue the Plan, except that no amendment or alteration shall be made which would impair the rights of any Optionee under any Option theretofore granted, without his consent, and except that no amendment or alteration shall be made which, without the approval of the shareholders, would:

               (a) Increase the total number of shares reserved for the purposes of the Plan, except as is provided in Paragraph 9 of the Plan, or decrease the option price provided for in Paragraph 5, or change the designation of the class or persons eligible to participate in the Plan as provided in Paragraph 3; or

               (b) Increase or decrease the number of shares subject to Option or the schedule of grants provided for in Paragraph 3; or

               (c)     Extend  the option period provided for in Paragraph 6; or

               (d) Materially increase the benefits accruing to Optionees under the Plan;

and; provided further, that provisions hereof relating to the amount of securities to be awarded, the exercise price of Options awarded hereunder, the timing of awards of Options and the exercise thereof or any formula incorporated herein which relates to any of the foregoing shall not be amended more than once every six months, other than to comport with changes in the Code or the Employee Retirement Income Security Act, or the rules thereunder.

13.     GOVERNMENT  REGULATIONS.

     The Plan, and the granting and exercise of Options thereunder, and the obligation of the Company to sell and deliver shares under such Options, shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.



                    CHARTER  COMMUNICATIONS  INTERNATIONAL,  INC.


                    /s/  STEPHEN  E.  RAVILLE
                    -------------------------
                    STEPHEN  E.  RAVILLE,  CHIEF  EXECUTIVE  OFFICER

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